December 21, 1995



Merrill Lynch Retirement Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the "Notice") to be filed by Merrill Lynch Retirement
Series Trust, a Massachusetts business
trust (the "Trust"), with the Securities and Exchange Commission pursuant to
Rule 24f-2 under the Investment
Company Act of 1940, as amended.
The Notice is being filed to make
definite the registration under the
Securities Act of 1933, as amended,
of 24,132,766,015 shares of beneficial
interest, par value $0.10 per share,
of the Trust (the "Shares") which were
sold during the Trust's fiscal year ended
October 31, 1995.  The Shares all
relate to the series designated Merrill
Lynch Retirement Reserves Money
Fund, which is the only existing series
of the Trust.

     As counsel for the Trust, we are
familiar with the proceedings taken by
it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are
of the opinion that the Shares were
legally issued, fully paid and
non-assessable.

     In rendering this opinion, we have
relied as to matters of Massachusetts
law upon an opinion of Bingham,
Dana & Gould, dated December 20,
1995, rendered to the Trust.

     We hereby consent to the filing of
this opinion with the Securities and
Exchange Commission as an attachment
to the Notice.

Very truly yours,